Exhibit 99.3

Meiji Yasuda to Acquire StanCorp Financial Group

Top FAQ for Employees

1.	What is the rationale for this transaction?

•	This is a compelling transaction for all of The Standard’s stakeholders and a smart strategic move for both companies given today’s rapidly changing competitive landscape.

•	For The Standard, becoming Meiji Yasuda’s primary U.S. presence and partner is a tremendous opportunity. It combines two strong companies focused on similar products, while maintaining The Standard’s current operations headquarters, employees, community support, management team, distribution channels and product mix.

•	All-cash premium transaction provides substantial and immediate value for our shareholders.

•	For Meiji Yasuda, the combination significantly expands the scope and quality of its offerings in the U.S. market, where it currently has only a small presence, and will help to enhance and accelerate diversification and international growth.

•	Given both companies’ leadership in their respective group insurance markets, Meiji Yasuda’s strategic focus, and similar corporate goals and values, this combination is a logical next step for both companies.

2.	Why is The Standard doing this transaction now?

•	We were not looking for a buyer, but Meiji Yasuda’s proposal presented a tremendous opportunity to realize compelling and immediate value for our shareholders – delivering a substantial 50.0% cash premium – while enabling us to continue to operate business-as-usual.

•	We determined that this is a compelling transaction for all of The Standard’s stakeholders and a smart strategic move given today’s rapidly changing competitive landscape.

3.	Who is Meiji Yasuda?

•	Meiji Yasuda is a respected global insurance leader and a strong, stable home for The Standard going forward.

•	Meiji Yasuda, founded in 1881 and headquartered in Tokyo, is the oldest and third largest private life insurance company in Japan, with the largest share in group insurance in the Japanese market. In addition to Japan, it has significant insurance operations throughout Poland, China, Thailand and Indonesia, and the U.S.

•	With over 40,000 employees and 6.5 million customers, Meiji Yasuda specializes in group and individual life insurance, bancassurance, and group annuity products, and has assets of $303 billion and premium income of $28 billion.

4.	How will The Standard change now that it is being acquired by Meiji Yasuda?

•	No changes to The Standard’s current operations are anticipated. The Standard will become Meiji Yasuda’s primary U.S. presence and partner, continuing to operate under The Standard brand within the Meiji Yasuda structure.

•	The Standard will continue executing on its collective business plans and serving its customers and partners, while maintaining its current headquarters, employees, community support, management team, distribution channels and product mix.

•	As part of Meiji Yasuda, StanCorp will no longer be a publicly-traded company, but The Standard will certainly continue its long-term perspective and focus on profitably growing the business. Through this transaction, we will essentially be trading 40 million shares for one shareholder that shares our values, long-term perspective and commitment to delivering financial security with exceptional service.

•	Until the transaction closes, both companies will continue to operate separately, and it will be business-as-usual.

5.	Will The Standard retain its name and brand?

•	Yes, The Standard brand and name will remain as we operate within the Meiji Yasuda structure.

6.	Will there be a change in strategy as a result of the transaction?

•	No. The Standard is committed to its long-term perspective and focus on profitably growing the business.

•	The Standard will continue executing on its collective business plans and serving its customers and partners, while maintaining its current headquarters, employees, community support, management team, distribution channels and product mix.

7.	Who will lead the company? What will the management structure be?

•	The Standard’s management team and organizational structure will remain intact as The Standard operates within the Meiji Yasuda structure.

8.	What approvals are required in order to complete the transaction?

•	The transaction is subject to customary closing conditions, including the approval by The Standard shareholders, as well as the approval by U.S. state and federal regulators and the Japanese Financial Services Agency.

9.	When do you expect the transaction to close?

•	We expect the transaction to close in the first quarter of 2016.

10.	What are the terms of the transaction?

•	Meiji Yasuda will acquire all outstanding shares of StanCorp for $115.00 per share in cash.

•	The acquisition price represents a 50.0% premium to StanCorp’s share price as of close of business on July 23, 2015, and a 49.9% premium to StanCorp’s one-month volume weighted average price.

11.	What is a go-shop period?

•	A “go-shop period” allows a public company that is being sold to seek out competing offers even after it has already received a firm purchase offer. The go-shop period is meant to help ensure that our Board of Directors fulfills its fiduciary duty to make sure shareholders get the best deal possible from the transaction.

12.	What does this mean for The Standard employees? Do you anticipate any layoffs as a result of this transaction?

•	We do not anticipate layoffs as a result of the transaction.

•	Employees should not expect any day-to-day changes at The Standard.

•	The Standard brand will remain and the Company will continue to operate business-as-usual leading up to and following the transaction, with the same management team, employees, mission and values that have made us successful throughout our history.

13.	What are the benefits of this transaction for The Standard employees?

•	This combination brings together our expertise in insurance, retirement and investment products and services, with Meiji Yasuda’s global businesses and resources, which ultimately will create a stronger and more diversified combined company.

•	In short, The Standard will be in an enhanced strategic position, which could lead to increased opportunities for employees across the Company.

•	Further, many of our employees are shareholders. This all-cash premium transaction provides substantial and immediate value for our shareholders.

14.	Why do you think Meiji Yasuda is a good cultural fit for The Standard?

•	Making sure both companies share similar corporate principles and values was an extremely important factor in this decision, and we are confident that our cultures align.

•	Like The Standard, Meiji Yasuda has a long-term perspective, and they also understand how important philanthropy and community service are to our culture. We will proudly continue these commitments as part of Meiji Yasuda.

•	For example, Meiji Yasuda has helped provide volunteer support to Japanese communities hit hardest by natural disasters, including reconstruction assistance, and fundraising initiatives. Meiji Yasuda has also established a partnership with the Japan Professional Football League that provides the opportunity to mentor children through local organizations.

15.	Will any Meiji Yasuda employees be located in Portland? What are their roles?

•	After the transaction closes we expect a few representatives of Meiji Yasuda, both at the board and operational level, to be located in Portland to deepen understanding of our business, to help realize our collective post-transaction strategy, and to support financial reporting back to Meiji Yasuda.

16.	Will any of our people relocate to where Meiji Yasuda is?

•	That is not currently contemplated.

17.	Will The Standard still continue our charitable giving and the work of The Standard Charitable Foundation?

•	Yes.

•	The Standard has a long history of providing philanthropic and community service to Portland and communities across the U.S. where our employees live and work.

•	Meiji Yasuda also has a strong track record of active community engagement and support, and The Standard will continue its commitments to the communities it serves under Meiji Yasuda’s ownership.

18.	I own shares in StanCorp. What do I need to do in order to receive the cash payment for my shares?

•	StanCorp stock will continue to trade on the NYSE. Stock related transactions during open window periods can continue.

•	There are still a number of customary closing conditions and regulatory approvals that have to occur before the transaction closes and Meiji Yasuda acquires all of our shares. More detail will be provided in the coming months.

19.	What happens to stock options that the company issued to employees? What about vested and unvested equity?

•	At the closing of the transaction, each stock option (whether vested or unvested) will be exchanged for the right to receive an amount equal to the per share merger consideration less the applicable exercise price.

20.	What will happen to the Employee Stock Purchase Plan (ESPP)?

•	As part of Meiji Yasuda, StanCorp will no longer be a publicly-traded company.

•	The next offering period under the Plan begins on August 2, 2015, and we anticipate it will run through the next purchase date of February 1, 2016. The ESPP program will then terminate prior to the closing of the transaction.

21.	What will happen if I have invested in StanCorp stock in my 401(k) plan?

•	StanCorp shares in 401(k) plans will be converted to cash along with all other shares of StanCorp, and the proceeds will be invested into another investment option under the Plan.

22.	Will the transaction affect my salary, bonus or other compensation? What about my benefits?

•	No changes to our compensation or benefits are contemplated as part of this transaction. The Standard’s senior management team will continue to manage the business as it has in the past, including all matters relating to compensation.

23.	Will there be any changes to customers’ relationships with The Standard or services they receive as a result of this transaction?

•	Nothing for our customers will change – the company will continue to operate business-as-usual leading up to and following the transaction. The Standard will continue to serve our valued customers as we always have.

•	Importantly, The Standard will maintain its current product mix and distribution channels. Our focus and purpose remain the same – helping people achieve financial well-being and peace of mind. These themes are consistent with Meiji Yasuda’s management philosophy.

24.	Will this change any of The Standard’s current product offerings?

•	The Standard will maintain its current product mix and distribution channels.

25.	Will there be any changes to producers/brokers’ commercial relationship with The Standard?

•	The company will continue to operate business-as-usual leading up to and following the transaction. Over time Meiji Yasuda and The Standard will look at opportunities to better serve our partners and our mutual customers.

26.	Will The Standard leverage additional resources from Meiji Yasuda to provide enhanced products and services? What improvements can customers expect?

•	The company will continue to operate business-as-usual leading up to and following the transaction.

•	Over time Meiji Yasuda and The Standard will look at opportunities to better serve our partners, and our mutual customers.

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Additional Information and Where to Find It

In connection with the proposed merger transaction, StanCorp will file with the SEC and furnish to the StanCorp’s shareholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, STANCORP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. StanCorp’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, StanCorp’s shareholders may obtain a free copy of the proxy statement and other of StanCorp’s filings with the SEC from StanCorp’s website at www.stancorpfinancial.com or by directing a request to: Jeff Hallin, Vice President, Investor Relations and Capital Markets, 1100 Southwest Sixth Avenue, Portland, OR 97204. The directors, executive officers and certain other members of management and employees of StanCorp may be deemed “participants” in the solicitation of proxies from shareholders of StanCorp in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of StanCorp in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about StanCorp’s executive officers and directors in its Annual Report on Form 10-K filed with the SEC on February 26, 2015 and in its definitive proxy statement filed with the SEC on Schedule 14A on March 23, 2015.